INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

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                             NuElectric Corporation

50,000,000 AUTHORIZED SHARES            $0.001 PAR VALUE          NON-ASSESSABLE


This Certifies that


is the record holder of

         Shares of NuElectric Corporation Common Stock transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

         Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:                             [GRAPHIC OMITTED]


/s/ Laurie C. Scala
-----------------------
PRESIDENT/SECRETARY